UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2005

Irvine Sensors Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 549-8211

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed by Irvine Sensors Corporation (the “Company”) in its periodic reports filed with the Securities and Exchange Commission, a consultant who was engaged by the Company’s iNetWorks subsidiary to locate capital for iNetWorks filed a lawsuit in August 2004 in Orange County Superior Court for breach of contract against iNetWorks and against the Company as the alleged alter ego of iNetWorks. In his complaint, the consultant alleged that iNetWorks breached a Finder’s Agreement with the consultant and sought an unspecific amount of damages. In discovery, the consultant claimed that he was owed $5.2 million. In September 2004, the Company and iNetWorks filed an answer denying all of the allegations contained in the complaint. In June 2005, the Company and iNetWorks filed Motions for Summary Judgment requesting dismissal of the alter ego claims against the Company and the breach of contract claims against iNetWorks. The Court tentatively ruled in favor of the Company and iNetWorks on the Motions for Summary Judgment in September 2005. A final hearing on the Motions for Summary Judgment was set for October 28, 2005 to give the parties time to discuss possible settlement of the litigation.

In order to avoid future legal risks and expenses, including expenses of any appeal of a final ruling on the Motions for Summary Judgment, the parties agreed to a settlement in October 2005 pursuant to which the Company agreed to issue 40,000 shares of its common stock to the plaintiff, valued at $94,800. The plaintiff dismissed the litigation on October 27, 2005 and released any and all claims related to prior interactions with the Company and iNetWorks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: November 10, 2005	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr. Senior Vice President and Chief Financial Officer